Exhibit 23.2

      Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Balchem Corporation:

      We consent to the incorporation by reference in the registration statements (Nos. 333-78355, 333-44489, 33-35912 and 33-35910) on Form S-8 of
Balchem Corporation of our report dated February 6, 2004, relating to the consolidated balance sheet of Balchem Corporation and subsidiaries as of December 31, 2003 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Balchem Corporation.

      Our report described above refers to a change in accounting for goodwill and intangible assets effective January 1, 2002.


/s/ KPMG LLP
Short Hills, New Jersey
March 14, 2005


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